Oppenheimer Rochester Fund Municipals
N-SAR Exhibit – Item 77D

On November 26, 2013, Oppenheimer Rochester Fund Municipals Fund (the “Registrant”) filed a Supplement to its Summary Prospectus (SEC Accession No. 0000728889-13-001885) and its Prospectus and Statement of Additional Information (SEC Accession No. 0000728889-13-001882), each titled “Important Notice Regarding Change in Investment Policy.” The Supplement is hereby incorporated by reference in response to Item 77D of the Registrant’s Form N-SAR.